                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12


                             BUSH INDUSTRIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                             BUSH INDUSTRIES, INC.

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          to be held on May 17, 2001

                               ----------------

TO ALL STOCKHOLDERS OF BUSH INDUSTRIES, INC.:

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Bush Industries, Inc., a Delaware corporation, will be held at the principal office of the Company, One Mason Drive, Jamestown, New York 14702, on Thursday, May 17, 2001 at 10:00 a.m., New York time, for the following purposes:

  1. To elect twelve Directors, five of whom will be Class A Directors elected by the holders of Class A Common Stock and seven of whom will be Class B Directors elected by the holders of Class B Common Stock, for the term of one year and until their successors are duly elected and qualified;

  2. To ratify the appointment of Deloitte & Touche LLP, as the Company's independent auditors for the fiscal year ending December 29, 2001; and

  3. To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on March 26, 2001, are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors,

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
April 2, 2001


   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN AND DATE THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND RETURN IT TO THE COMPANY. THE PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED, AND STOCKHOLDERS EXECUTING PROXIES MAY ATTEND THE MEETING AND VOTE IN PERSON, SHOULD THEY SO DESIRE.

                             BUSH INDUSTRIES, INC.

                                One Mason Drive
                           Jamestown, New York 14702

                               ----------------

                                PROXY STATEMENT

                               ----------------

  The accompanying proxy is solicited by the Board of Directors of Bush Industries, Inc. (the "Company") for the Annual Meeting of Stockholders of the Company to be held at the principal office of the Company, One Mason Drive, Jamestown, New York 14702, on Thursday, May 17, 2001 at 10:00 a.m., New York time. All proxies duly executed and received will be voted on all matters presented at the Annual Meeting in accordance with the instructions given by such proxies. In the absence of specific instructions, proxies so received will be voted for the named nominees relating to the class of Common Stock for which the proxy relates for election to the Company's Board of Directors and for the ratification of Deloitte & Touche LLP, as the Company's independent auditors. The Board of Directors does not anticipate that any of its nominees will be unavailable for election and does not know of any other matters that may be brought before the Annual Meeting. In the event that any other matter should come before the Annual Meeting or that any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies not marked to the contrary with respect to such matter in accordance with their best judgment. The proxy may be revoked at any time before being voted. The Company will pay the entire expense of soliciting the proxies, which solicitation will be by use of the mails. This Proxy Statement is being mailed to stockholders on or about April 2, 2001.

  Only holders of shares of Class A Common Stock or Class B Common Stock of record at the close of business on March 26, 2001 will be entitled to notice of and to vote at the Annual Meeting and at all adjournments thereof. As of the close of business on March 26, 2001, the Company had outstanding 10,290,290 shares of Class A Common Stock and 3,395,365 shares of Class B Common Stock.

  At the Annual Meeting, the holders of Class A Common Stock will be entitled, as a class, to elect five Directors ("Class A Directors"), and the holders of Class B Common Stock will be entitled, as a class, to elect seven Directors ("Class B Directors"). The vote of a majority of the Class A shares of Common Stock represented at the Annual Meeting is required for the election of the Class A Directors, and the vote of a majority of the Class B shares of Common Stock represented at the Annual Meeting is required for the election of the Class B Directors. The vote of a majority of the shares of capital stock represented at the Annual Meeting, voting as a single class and after taking into account that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent auditors.

  Shares represented by proxies which are marked "abstained" will only be counted for determining the presence of a quorum. Votes withheld in connection with the election of one or more of the nominees for Director will not be counted as votes cast for such individuals, but will be counted for determining the presence of a quorum. In addition, where brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions (commonly referred to as "broker non-votes"), those shares will not be included in the vote totals, but will be counted for determining the presence of a quorum.

  A list of the stockholders entitled to vote at the Annual Meeting will be available at the Company's office, One Mason Drive, Jamestown, New York 14702, for a period of ten (10) days prior to the Annual Meeting for examination by any stockholder.

  Officers and Directors of the Company beneficially own approximately 18% of the outstanding shares of Class A Common Stock and approximately 99% of the outstanding shares of Class B Common Stock. See "Security Ownership of Management and Principal Stockholders." Accordingly, approval of the aforesaid matters is virtually assured.

                       SECURITY OWNERSHIP OF MANAGEMENT
                          AND PRINCIPAL STOCKHOLDERS

  The following table sets forth the amount of shares of Class A Common Stock and Class B Common Stock owned as of March 1, 2001, by each person standing for election as a Director of the Company, by each of the Executive Officers named in the Summary Compensation Table (set forth herein), by those persons known to the Company to own beneficially 5% or more of the outstanding shares of Class A and/or Class B Common Stock of the Company, and by all Directors and Officers of the Company as a group. With respect to any person who beneficially owns 5% or more of the outstanding shares of Class A and/or Class B Common Stock, the address of such person is also set forth.

                                          Number and            Number and
                                        Percentage of          Percentage of
        Name and Address              Shares of Class A      Shares of Class B
       of Beneficial Owner            Common Stock Owned    Common Stock Owned
---------------------------------  ------------------------ -------------------
Paul S. Bush.....................  1,216,228 11.2 %(1)      3,318,485 97.7 %(2)
 One Mason Drive
 Jamestown, NY 14702

Robert L. Ayres..................    168,619  1.6 %(3)            --

Lewis H. Aronson.................     87,353       (4)(5)         --

Paul A. Benke....................      2,377       (5)            --

Jerald D. Bidlack................     11,316       (5)            --

Douglas S. Bush..................    149,680  1.4 % (6)        20,404       (5)

Gregory P. Bush..................    113,095  1.1 % (7)        34,936  1.0 %(8)

David G. Dawson..................     45,462       (5)(9)         --

Robert E. Hallagan...............      4,052       (5)            --

Donald F. Hauck..................     92,134       (5)(10)        --

Erland E. Kailbourne.............      4,052       (5)            --

David G. Messinger...............    125,566  1.2 %(11)           --

Bush Industries, Inc. Savings and
Retirement Plan..................    780,452  7.6 %               --
 One Mason Drive
 Jamestown, NY 14702

Dimensional Fund Advisors........    628,193  6.1 %               --
 1299 Ocean Avenue
 11th Floor
 Santa Monica, CA 90401

FMR Corp. .......................    841,000  8.2 %               --
 82 Devonshire St.
 Boston, MA 02109

Reich & Tang Asset Management
 L.P. ...........................  1,509,850 14.7 %               --
 600 Fifth Ave.
 New York, NY 10020

All Officers and Directors as a
 group
 (14 persons)....................  2,058,758 18.1 %(12)(13) 3,373,825 99.4 %

--------
 (1) Includes 560,000 shares of Class A Common Stock issuable upon exercise of outstanding options. In addition, includes 228,153 shares of Class A Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Also includes 339,666 shares held by the Paul S. Bush Charitable Remainder Unitrust, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Excludes 11,217 shares of Class A Common Stock held of record by the Company's Savings and Retirement Plan (the "401(k) Plan") for the benefit of Mr. Paul S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. In addition, excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock. Certain of the shares are owned of record by the Paul S. Bush Declaration of Trust, a living trust, maintained for the benefit of Mr. Paul S. Bush.
 (2) Includes 2,261,916 shares of Class B Common Stock held by The Bush Family Limited Partnership. In addition, includes 42,957 shares of Class B Common Stock held in trust for the benefit of Mr. Paul S. Bush's children, and with respect to which Mr. Paul S. Bush disclaims beneficial ownership. Certain of the shares are owned of record by the Paul S. Bush Declaration of Trust, a living trust, maintained for the benefit of Mr. Paul S. Bush.
 (3) Includes 143,750 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 8,110 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Robert L. Ayres, and with respect to such shares, the trustees of such Plan have sole voting power.
 (4) Includes 81,563 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 900 shares of Class A Common Stock held of record by Mr. Lewis H. Aronson's spouse, and with respect to such shares, Mr. Aronson disclaims beneficial ownership. Excludes 5,414 and 1,034 shares of Class A Common Stock, held of record by the Company's 401(k) Plan for the benefit of Mr. Aronson and his spouse, respectively, and with respect to such shares, the trustees of such Plan have sole voting power.
 (5)  Less than 1%.
 (6) Includes 87,499 shares of Class A Common Stock issuable upon exercise of outstanding options. Excludes 1,987 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Douglas S. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Douglas S. Bush.
 (7) Includes 59,063 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 8,000 shares of Class A Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership. Excludes 3,596 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Gregory P. Bush, and with respect to such shares, the trustees of such Plan have sole voting power. Excludes shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock beneficially owned by Mr. Gregory P. Bush.
 (8) Includes 2,930 shares of Class B Common Stock held of record by Mr. Gregory P. Bush's spouse, and with respect to such shares, Mr. Gregory
      P. Bush disclaims beneficial ownership. Includes 11,602 shares of Class B Common Stock held as custodian by Mr. Gregory P. Bush's spouse for the benefit of Mr. Gregory P. Bush's children, and with respect to such shares, Mr. Gregory P. Bush disclaims beneficial ownership.
 (9) Includes 22,188 shares of Class A Common Stock issuable upon exercise of outstanding options.
(10) Includes 23,907 shares of Class A Common Stock issuable upon the exercise of outstanding options. Excludes 6,561 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Donald F. Hauck, and with respect to such shares, the trustees of such Plan have sole voting power.
(11) Includes 96,875 shares of Class A Common Stock issuable upon exercise of outstanding options. Includes 630 shares of Class A Common Stock held as custodian by Mr. David G. Messinger for his minor children, and with respect to such shares, Mr. Messinger disclaims beneficial ownership. Excludes 8,426 shares of Class A Common Stock held of record by the Company's 401(k) Plan for the benefit of Mr. Messinger, and with respect to such shares, the trustees of such Plan have sole voting power.
(12) Includes shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the Notes above. In addition, includes shares of Class A Common Stock beneficially owned by Mr. Ernest
      C. Artista and Mr. Neil A. Frederick, the Company's Secretary and Treasurer respectively. Excludes shares of Class A Common Stock issuable upon conversion of outstanding shares of Class B Common Stock.

   Excludes shares held of record by the Company's 401(k) Plan, as described in the Notes above. In addition, excludes shares of Class A Common Stock issuable to the spouses of certain Officers upon exercise of outstanding options.
(13) In calculating the percentage of shares of Class A Common Stock owned, included in the total number of shares of Class A Common Stock outstanding are the shares of Class A Common Stock issuable upon exercise of outstanding options, as described in the foregoing Notes.

                             ELECTION OF DIRECTORS

  Twelve (12) Directors are to be elected for the ensuing year and until their successors are duly elected and qualified. Five of such Directors will be Class A Directors, elected by the holders of the Class A Common Stock, and seven of such Directors will be Class B Directors, elected by the holders of the Class B Common Stock. If, at the time of election, any of the nominees should be unavailable for election, a circumstance which is not expected by the Company, it is intended that the proxies will be voted for such substitute nominee as may be selected by the Company. Proxies not marked to the contrary will be voted for the election of the following persons with respect to that class of Common Stock represented thereby. All of the nominees are standing for re-election by the stockholders from the current term.

Name and Age              Director Since             Position with the Company
------------------------  -------------- --------------------------------------------------
Nominees for Class A
 Directors

Paul A. Benke (79)......       1985      Director

Jerald D. Bidlack (65)..       1985      Director

David G. Dawson (53)....       1998      Director

Robert E. Hallagan             1993
 (57)...................                 Director

Erland E. Kailbourne           1999
 (59)...................                 Director

Nominees for Class B
 Directors

Paul S. Bush (64).......       1965      Chairman of the Board, President,
                                         Chief Executive Officer

Robert L. Ayres (57)....       1988      Executive Vice President, Chief Operating Officer,
                                         Chief Financial Officer and Director

Lewis H. Aronson (48)...       1993      Senior Vice President of Operations and Director

Douglas S. Bush (34)....       1995      Vice President of Merchandising and Director

Gregory P. Bush (35)....       1993      Senior Vice President of Product Development and
                                         Research and Development and Director

Donald F. Hauck (57)....       1981      Senior Vice President and Director

David G. Messinger             1988      Senior Vice President of Sales and Marketing
 (51)...................                 and Director

  Mr. Paul A. Benke has served as a Director of the Company since 1985. In 1982, Mr. Benke founded the Roger Tory Peterson Institute, a not-for-profit environmental education institute, and is titled "Founder". He served as its President from 1995 to 1996 and as its Executive Vice President/Executive Director from 1991 through 1995.

  Mr. Jerald D. Bidlack has served as a Director of the Company since 1985. Mr. Bidlack has been President of Griffin Automation, Inc., West Seneca, New York since 1992, a designer and manufacturer of automation equipment. He also serves as a Director of Graham Corporation of Batavia, New York and is a Trustee of Keuka College, Keuka Park, New York.

  Mr. David G. Dawson has served as a Director of the Company since 1998. Mr. Dawson has been Chairman of the Board and President of Dawson Metal Company and Dawson Doors DBA since 1983 and has been President of Spray Tech, Inc. since 1994. In addition, Mr. Dawson serves on a number of charitable boards and commissions.

  Mr. Robert E. Hallagan has served as a Director of the Company since 1993. Mr. Hallagan has been the Vice Chairman of Heidrick & Struggles since January 1997, and prior to that he was its President and Chief Executive Officer since 1991. In addition, Mr. Hallagan serves as Chief Executive Officer of the Heidrick & Struggles/National Association of Corporate Directors (NACD) joint venture, The Center for Board Leadership. Mr. Hallagan also serves on the Board of Directors of Berkshire Life Insurance Company and the National Association of Corporate Directors.

  Mr. Erland E. Kailbourne has been the Chairman of The John R. Oishei Foundation since October 1998, and he is the retired Chairman and CEO of Fleet National Bank, New York Region, where he spent 37 years in various executive capacities prior to his retirement in December 1998. He is currently a Director of the New York ISO, Albany International Corporation, Adelphia Communications Corporation, Rand Capital Corporation, Statewide Zone Capital Corporation, Allegany Co-op Insurance Company, USA Niagara Development Corp., and is a member of the New York State Office of Science, Technology & Academic Research Advisory Council and the New York State Trooper Foundation.

  Mr. Paul S. Bush has been with the Company since it was founded in 1959. He has been President and Chief Executive Officer since 1971. Mr. Paul S. Bush serves on the Board of Directors of the American Furniture Manufacturers Association of High Point, North Carolina and is a member of the National Advisory Board of the National Integrative Medicine Council in Tucson, AZ. He is the father of Messrs. Gregory P. and Douglas S. Bush.

  Mr. Robert L. Ayres joined the Company as Executive Vice President in 1988. He has been Chief Operating and Chief Financial Officer since 1991.

  Mr. Lewis H. Aronson has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Aronson is Senior Vice President of Operations.

  Mr. Douglas S. Bush has been employed by the Company since 1990 and has held a variety of management positions within the Company since that time. Currently Mr. Douglas S. Bush is Vice President of Merchandising. He is the son of Mr. Paul S. Bush and the brother of Mr. Gregory P. Bush.

  Mr. Gregory P. Bush has been employed by the Company since 1988 and has held a variety of management positions within the Company since that time. Currently Mr. Gregory P. Bush is Senior Vice President of Product Development and Research and Development. He is the son of Mr. Paul S. Bush and the brother of Mr. Douglas S. Bush.

  Mr. Donald F. Hauck has been employed by the Company since 1971 and has held a variety of management positions with the Company since that time. Currently Mr. Hauck is Senior Vice President.

  Mr. David G. Messinger has been employed by the Company since 1975 and has held a variety of management positions with the Company since that time. Currently Mr. Messinger is Senior Vice President of Sales and Marketing.

  The business background of the following Executive Officers of the Company, to the extent not otherwise set forth herein, are described below:

  Mr. Ernest C. Artista (49) joined the Company in 1988 and has held a variety of management positions with the Company since that time. Currently Mr. Artista is Secretary of the Company and Vice President of Organizational Development and Human Resources.

  Mr. Neil A. Frederick (48) joined the Company in 1988 and has held a variety of management positions with the Company since that time. Currently, Mr. Frederick is Treasurer of the Company and Vice President of Finance.

                      MEETINGS OF THE BOARD OF DIRECTORS
                     AND INFORMATION REGARDING COMMITTEES

  The Board of Directors has two standing committees, an Audit Committee and a Compensation Committee. The Company does not have a Nominating Committee.

  The Audit Committee is composed of Messrs. Paul A. Benke (Chairman), Jerald
D. Bidlack, Robert E. Hallagan and Erland E. Kailbourne. During the year, the Board of Directors examined the composition of the Audit Committee in light of the adoption by the New York Stock Exchange (the "NYSE") of new rules governing audit committees. Based upon this examination, the Board of Directors confirmed that all members of the Audit Committee are "independent" within the meaning of the NYSE's new rules. The duties of the Audit Committee include recommending the engagement of independent auditors, reviewing and considering actions of Management in matters relating to audit functions, reviewing with independent auditors the scope and results of its audit engagement, reviewing reports from various regulatory authorities, reviewing the system of internal controls and procedures of the Company, and reviewing the effectiveness of procedures intended to prevent violations of law and regulations. Additional information regarding the Audit Committee and its functions and responsibilities is included under the caption "Report of the Audit Committee". The Audit Committee held three meetings in 2000.

  The Compensation Committee is comprised of Messrs. Jerald D. Bidlack (Chairman), Paul A. Benke, Robert E. Hallagan and Erland E. Kailbourne. The duties of the Compensation Committee include recommending to the Board of Directors remuneration to be paid to Executive Officers of the Company, determining the number of shares and options to be awarded pursuant to the Company's 1995 Stock Plan, administering and monitoring compensation, including administering the Company's Performance Bonus Plan, and recommending the establishment of incentive and bonus programs for executives of the Company. The Compensation Committee held four meetings in 2000.

  The Board of Directors held nine meetings in 2000. All Directors attended at least 75% of the meetings of the Board of Directors and Committees on which they then served.

Report of the Audit Committee

  During fiscal 2000, the Audit Committee of the Board of Directors developed an updated charter for the Audit Committee, which was approved by the full Board of Directors. The Audit Committee functions are defined in the Committee Charter which states that "The purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing, and reporting practices of the Company and to undertake other such actions as directed by the Board." The complete text of the new charter, which reflects standards set forth in new Securities and Exchange Commission regulations and NYSE rules, is attached as Exhibit A to this Proxy Statement.

  The Committee is composed of four members of the Board of Directors and each member is free of any relationship that would interfere with his independent judgment and each member fully satisfies the requirement of independence promulgated by the NYSE.

  The Committee met regularly with the independent auditors:

  . To determine the full and qualified independence of the outside auditors, including an assessment of the relevance of non-audit services to that independence. The Committee has received written affirmation that the auditors are independent pursuant to Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors their independence.

  . To confirm the integrity and credibility of the published accounting reports.

  . To assess the nature of communications among the Committee, auditors and Management and to insure full, open dialogue.

  . To discuss with the auditors all matters peripheral to basic accounting but which have a bearing on the finances of the Company such as litigation, taxation, and internal controls.

  . To insure that all matters related to the Committee's responsibilities have been conveyed to the Committee by the auditors.

  . To discuss with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

  The Committee Chairman, representing the full Committee discusses with the independent auditors each of the quarterly and other reports prior to their release. The Committee has reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 30, 2000 with the independent auditors and Management. Further, the Chairman meets periodically with selected members of Management to explore reporting and other pertinent issues. Based on the review and discussions referred to above, the Committee has recommended to the Board of Directors that the audited financial statements of the Company for the fiscal year ended December 30, 2000 be included in the Company's Annual Report on Form 10-K.

  The Committee is satisfied that it has met its responsibilities as defined in the Committee Charter for the fiscal period ending December 30, 2000. Committee members are fully satisfied the auditors meet the requirements of independence as defined in applicable securities laws and regulations.

  The Committee unanimously recommends to the Board of Directors, subject to stockholder approval, that Deloitte & Touche LLP be retained as the Company's independent auditors for fiscal year 2001.

Paul A. Benke, Chairman
Jerald D. Bidlack
Robert E. Hallagan
Erland E. Kailbourne

                            EXECUTIVE COMPENSATION

Report of the Compensation Committee on Executive Compensation

  All decisions on the compensation of the Company's Executive Officers are made by the Compensation Committee of the Board of Directors (the "Compensation Committee"). Grants or awards of stock options or shares of the Company's Class A Common Stock to Executive Officers are made solely by the Compensation Committee in compliance with the requirements of Rule 16b-3, promulgated under the Securities Exchange Act of 1934.

  The Company's executive compensation program is designed to help attract, retain, and motivate the highly qualified personnel needed to ensure maximum stockholder returns. To meet these goals, the Company has implemented a compensation program with the following components:

  . Base salaries that reflect the scope and responsibilities of the position, as well as the skills, knowledge, experience, abilities, and contributions of each individual executive.

  . Short term incentives that are directly linked to the financial performance of the Company.

  . Long term incentives that balance the Executive Officer's short and long term perspectives and provide rewards consistent with stockholder returns.

  All decisions regarding individual compensation for the Company's Executive Officers and executive compensation programs are reviewed, discussed, and approved by the Compensation Committee and/or are recommended to the Board of Directors or stockholders for approval, as appropriate. All compensation decisions are determined following a detailed review and assessment of external competitive data, the individual's contributions to the Company's success, any significant changes in role or responsibility, and internal equity of pay relationships.

  The competitiveness of the Company's total compensation program-- incorporating base salaries, short term incentives, and long term incentives-- is assessed regularly. In general, the Compensation Committee intends that the overall compensation level for the executive group should reflect competitive levels of compensation for comparable positions in similarly sized manufacturers of consumer durables over the long term.

  The Company believes that Executive Officers should be rewarded for their contribution to the financial success and profitability of the business, and as such, in 1994, the Company implemented, with stockholder approval, a Performance Bonus Plan. Under the Performance Bonus Plan, actual bonus amounts for each Executive Officer are based on a formula which multiplies the Executive Officer's base salary by the Company's pretax, pre-bonus profits as a percentage of sales and a factor reflecting the Executive Officer's relative responsibilities and ability to impact the Company's profits. All Executive Officers, including the Chief Executive Officer, participate in the Performance Bonus Plan. In addition, the Compensation Committee and the Board of Directors occasionally approve special bonuses in recognition of extraordinary achievements that have provided significant benefits to the stockholders of the Company.

  The Company believes that it is essential to link executive and stockholder interests. To meet this objective, the Company administers a stock option program which awards grants to provide participants with an opportunity to share in the Company's success. In determining stock option grants, the Compensation Committee considers the externally competitive market, the past contributions of the individual, the individual's ability to affect Company profitability, the scope of the individual's responsibilities, and the need to retain the individual's service over time. All Executive Officers, including the Chief Executive Officer, are eligible to participate in this program.

2000 Executive Compensation

  In the first quarter of 2000, consistent with the Company's executive compensation program designed to help attract, retain, and motivate the highly qualified personnel needed to ensure maximum stockholder returns, the base salaries of certain Executive Officers, including the Chairman of the Board of Directors, were increased. Bonuses awarded to all Executive Officers, including Mr. Paul S. Bush, are primarily a function of payouts under the formula-based Company Performance Bonus Plan, as described above.

Jerald D. Bidlack, Chairman
Paul A. Benke
Robert E. Hallagan
Erland E. Kailbourne

                          Summary Compensation Table

                                                               Long Term Compensation
                                                           -------------------------------
                                  Annual Compensation             Awards          Payouts
                              ---------------------------- --------------------- ---------
                                                 Other                Securities Long Term
                                                 Annual    Restricted Underlying Incentive  All Other
Name and                      Salary   Bonus  Compensation   Stock     Options/   Payouts  Compensation
Principal Position       Year   ($)     ($)      ($)(1)    Awards ($)  SARs (#)     ($)       ($)(2)
------------------       ---- ------- ------- ------------ ---------- ---------- --------- ------------
Paul S. Bush............ 2000 624,236 755,531    38,907       --         --         --       123,602(3)
 Chairman, President,    1999 600,002 651,300     6,576       --         --         --       291,409(3)
 Chief Executive Officer 1998 588,462 682,500     4,836       --         --         --       299,448(3)

Robert L. Ayres......... 2000 429,232 410,974    21,477       --         --         --        78,371(3)
 Exec. Vice President,   1999 404,998 344,468     1,567       --         --         --        79,149(3)
 Chief Operating
  Officer,               1998 395,004 360,937       --        --         --         --        77,862(3)
 Chief Financial Officer

David G. Messinger...... 2000 324,222 273,983    19,808       --         --         --         5,100
 Senior Vice President   1999 299,988 225,450     1,254       --         --         --         5,700
 of Sales & Marketing    1998 292,298 236,250       --        --         --         --         5,700

Lewis H. Aronson........ 2000 274,226 206,640     9,242       --         --         --         5,100
 Senior Vice President   1999 250,000 167,000       585       --         --         --         5,075
 of Operations           1998 242,308 175,000       --        --         --         --         5,017

Gregory P. Bush......... 2000 207,308 138,836    11,554       --         --         --        30,081(4)
 Senior Vice President   1999 161,538  86,850       731       --         --         --         4,450
 of Product Development  1998 150,000  65,625       --        --         --         --         4,250
 and Research and
 Development

--------
(1) Represents income related to imputed interest from non-interest bearing loans.
(2) Includes Company contribution to the Savings and Retirement Plan (401(k)). In 2000, such contributions were $5,100 for Mr. Paul S. Bush, $5,100 for Mr. Ayres, $5,100 for Mr. Messinger, $5,100 for Mr. Aronson, and $4,713 for Mr. Gregory P. Bush. In 1999, such contributions were $5,700 for Mr. Paul S. Bush, $5,700 for Mr. Ayres, $5,700 for Mr. Messinger, $5,075 for Mr. Aronson, and $4,450 for Mr. Gregory P. Bush. In 1998, such contributions were $5,700 for Mr. Paul S. Bush, $5,700 for Mr. Ayres, $5,700 for Mr. Messinger, $5,017 for Mr. Aronson, and $4,250 for Mr. Gregory P. Bush.
(3) Includes premiums paid by the Company with respect to split-dollar life insurance policies for Mr. Paul S. Bush and Mr. Ayres. The Company will be reimbursed to the extent of the premiums paid, and expects to receive such payments upon the earlier of the death of the participant, or rollout of the policies, the timing of which is contingent upon the amount of premiums paid and policy performance. Premiums in 2000 were $118,502 for Mr. Paul S. Bush and $73,271 for Mr. Ayres. Premiums in 1999 were $285,709 for Mr. Paul S. Bush and $73,449 for Mr. Ayres. Premiums in 1998 were $293,748 for Mr. Paul S. Bush and $72,162 for Mr. Ayres.
(4) Includes a special bonus of $25,368 awarded in 2000 by the Company, a portion of which was used to retire outstanding indebtedness to the Company.

 Aggregated Options/SAR Exercises in the Last Fiscal Year and Fiscal Year-End
                               Options/SAR Value

                                             Number of Securities
                                            Underlying Unexercised     Value of Unexercised
                          Shares            Options/SARs at Fiscal   In-the-Money Options/SARs
                         Acquired  Value         Year-End (#)        at Fiscal Year-End $(000)
                            On    Realized ------------------------- -------------------------
Name                     Exercise  $(000)  Exercisable Unexercisable Exercisable Unexercisable
------------------------ -------- -------- ----------- ------------- ----------- -------------
Paul S. Bush............   --       --       560,000        --          1,520         --
Robert L. Ayres.........   --       --       143,750        --            390         --
David G. Messinger......   --       --        96,875        --            263         --
Lewis H. Aronson........   --       --        81,563        --            221         --
Gregory P. Bush.........   --       --        59,063        --            160         --

--------

Compensation of Directors

  Directors who are not employees of the Company were paid an annual fee of $28,000.

Employment Contracts and Termination of Employment and
Change-in-Control Arrangements

  The Executive Officers named in the Summary Compensation Table have employment agreements with the Company which provide for a rolling three-year term of employment. Currently the base salaries payable on an annualized basis under the agreements are as follows: Mr. Paul S. Bush $630,000; Mr. Robert L. Ayres $435,000; Mr. David G. Messinger $330,000; Mr. Lewis H. Aronson $280,000; and Mr. Gregory P. Bush $215,000. The agreements also provide that upon termination of an executive's employment due to disability, the executive will receive the severance payments he would have received upon termination of his employment by the Company without good cause, reduced by the benefits that he may receive under any short term disability and long term disability plans provided by the Company. In addition, in the case of Mr. Paul S. Bush and Mr. Robert L. Ayres, the agreements provide for the continuation of certain split dollar life insurance arrangements with the Company, despite termination of their employment by the Company without good cause, until the earlier of their death or rollout of the policies.

  Pursuant to the agreements, if the executive's employment with the Company is terminated without good cause during the term of his agreement, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid, absent such termination, for a number of months specified as follows: Mr. Paul S. Bush (36 months); Mr. Robert L. Ayres (36 months); Mr. David G. Messinger (18 months); Mr. Lewis H. Aronson (18 months); and Mr. Gregory P. Bush (18 months).

  Under each of the agreements, if the executive terminates his employment following a change in control of the Company (as defined in the agreements), or if the Company terminates the executive's employment without good cause following a change in control of the Company, the executive will be entitled to severance pay equal to the compensation and benefits he would have been paid during the next 36 months, or in the case of Mr. Paul S. Bush, the next 48 months. The compensation payable to an executive upon a "change in control" will be reduced, if necessary, to assure that the payments would not constitute "excess parachute payments" under the Internal Revenue Code of 1986, as amended.

Compensation Committee Interlocks and Insider Participation

  No member of the Compensation Committee was an officer or employee of the Company or of any of its subsidiaries during the prior year or was formerly an officer of the Company or of any of its subsidiaries. None of the Executive Officers of the Company have served on the Board of Directors or Compensation Committee during the last fiscal year of any other entity, any of whose officers served either on the Board of Directors of the Company or on the Compensation Committee of the Company.

Certain Indebtedness

  The Company has loaned money to certain of its Executive Officers from time to time for various reasons, including to facilitate the purchase of the Company's stock, at fair market value, under the Company's 1995 Stock Plan. While all loans are currently non-interest bearing, loans made to facilitate the purchase of the Company's stock are non-interest bearing only until November 2003. The largest amount of indebtedness during 2000 for Mr. Paul S. Bush was $371,633, and as of February 24, 2001, Mr. Paul S. Bush owed the Company $361,359. The largest amount of indebtedness during 2000 for Mr. Gregory P. Bush was $112,492, and as of February 24, 2001, Mr. Gregory P. Bush owed the Company $87,492. For the other Executive Officers named in the Company's Summary Compensation Table, the largest aggregate amount of indebtedness outstanding at any time during 2000 was as follows: Mr. Robert L. Ayres, $187,494, Mr. David G. Messinger, $149,995 and Mr. Lewis H. Aronson, $69,988, with said amounts remaining outstanding as of February 24, 2001. Income related to imputed interest on loans to named Executive Officers is reflected in the Summary Compensation Table under the Column "Other Annual Compensation".

Comparison of Total Stockholder Return

  The following graph sets forth total stockholder returns for the NYSE, the S&P Household Furnishings Index, and the Company for the five-year period beginning January 1, 1996 and ending January 1, 2001. Total stockholder returns for the graph assumes that $100 was invested at the beginning of the period, and that all dividends were reinvested.

           [GRAPH SHOWING COMPARISON OF FIVE YEAR CUMULATIVE RETURN]

                                1/1/96  1/1/97  1/1/98  1/1/99  1/1/00  1/1/01
                               ------- ------- ------- ------- ------- -------
Bush Industries, Inc. ........ $100.00 $147.98 $201.07 $ 97.06 $136.16 $ 93.44

New York Stock Exchange....... $100.00 $119.06 $155.14 $180.82 $197.35 $199.35

S&P Household Furnishings..... $100.00 $ 92.50 $136.10 $181.63 $165.27 $129.49

  The preceding sections entitled "Report of the Audit Committee", "Report of the Compensation Committee on Executive Compensation" and "Comparison of Total Stockholder Return" do not constitute soliciting material for purposes of Rule 14a-9 of the Securities and Exchange Commission (the "Commission"), will not be deemed to have been filed with the Commission for purposes of Section 18 of the Securities Exchange Act of 1934, and are not to be incorporated by reference into any other filing made by the Company with the Commission.

                             INDEPENDENT AUDITORS

  The Company has retained, subject to stockholder ratification, Deloitte & Touche LLP, as its independent auditors for the fiscal year ending December 29, 2001. Deloitte & Touche LLP has been the independent auditors for the Company for the past seventeen years and has no financial interest, either direct or indirect, in the Company. A representative of Deloitte & Touche LLP is expected to attend the Annual Meeting and to have an opportunity to make a statement and/or respond to appropriate questions from stockholders. If the stockholders do not ratify the appointment of Deloitte & Touche LLP, as the Company's independent auditors, the Board of Directors will consider the selection of another auditing firm.

  The vote of a majority of the shares of Class A and Class B Common Stock represented at the Annual Meeting, voting as a single class, after giving effect that each holder of Class A Common Stock is entitled to one-tenth vote per share of Class A Common Stock, and each holder of Class B Common Stock is entitled to one vote per share of Class B Common Stock, is required for the ratification of Deloitte & Touche LLP, as the Company's independent auditors. The Board of Directors recommends a vote "FOR" the ratification of the appointment of Deloitte & Touche LLP, as the Company's independent auditors.

  Audit Fees - The aggregate fees billed by Deloitte & Touche LLP, and a member firm of Deloitte Touche Tohmatsu, (collectively, "Deloitte") for professional services rendered for the audit of the Company's annual consolidated financial statements for the fiscal year ended December 30, 2000 and for the reviews of the consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for that fiscal year were approximately $172,000.

  All Other Fees - The aggregate fees billed by Deloitte for services rendered to the Company, other than the services described above under "Audit Fees" for the fiscal year ended December 30, 2000 were approximately $66,000. There were no services rendered for financial information systems design and implementation for the fiscal year ended December 30, 2000.

  The Audit Committee of the Board of Directors has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence.

                             CERTAIN TRANSACTIONS

  The Company has entered into employment agreements with Messrs. Paul S. Bush, Robert L. Ayres, Lewis H. Aronson, David G. Messinger and Gregory P. Bush. See "Executive Compensation - Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  The Company maintains "key man" life insurance in the amount of approximately $21.4 million on the life of Mr. Paul S. Bush, the Chairman of the Board, President and Chief Executive Officer of the Company. Effective July 1997, the Company entered into a stock redemption agreement with Mr. Paul
S. Bush, which provides that upon Mr. Paul S. Bush's demise the Company may be required to redeem a portion of the Company's capital stock then owned by Mr. Paul S. Bush's estate, at the then market price based upon a thirty day average prior to the closing of any stock redemption. The amount of the redemption is limited to the approximately $21.4 million in life insurance proceeds described above. The Company believes that the redemption agreement would protect stockholder valuation, by providing a mechanism for the orderly liquidation of a portion of the estate's equity holdings in the Company, if the estate is then required to sell such stock, for among other reasons, to satisfy, in whole or part, then current estate tax obligations.

  Mr. David G. Dawson, a Class A Director of the Company, served as a consultant to the Company during the Company's 2000 fiscal year. For the fiscal year ended December 30, 2000, the Company paid Mr. Dawson in the aggregate approximately $88,000 for such services.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires that the Company's Officers and Directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent stockholders are required by regulation to furnish to the Company copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during its 2000 fiscal year, all such filing requirements applicable to its Officers, Directors, and greater than ten percent beneficial owners were complied with.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

  Proposals of stockholders of the Company that are intended to be presented at the Company's next Annual Meeting must be received by the Company no later than December 3, 2001 in order for them to be included in the proxy statement and form of proxy relating to that meeting. Additionally, the Company must have notice of any stockholder proposal to be submitted at the 2002 Annual Meeting (but not required to be included in the Company's Proxy Statement) by February 16, 2002, or such proposal will be considered untimely pursuant to Rule 14a-4 and Rule 14a-5(e) under the Securities Exchange Act of 1934, and persons so named in the proxies solicited by Management may exercise discretionary voting authority with respect to such proposal.

                                          By Order of the Board of Directors

                                          Ernest C. Artista,
                                          Secretary

Jamestown, New York
April 2, 2001

                                                                      EXHIBIT A

                             BUSH INDUSTRIES, INC.
                            AUDIT COMMITTEE CHARTER

General

  This charter will be reviewed, up-dated and approved by the Board of Directors annually.

  The adoption of this charter will be disclosed in the Company's annual proxy statement.

  Once every three years, a copy of this charter will be included as an appendix to the Company's annual proxy statement.

  The functions of the Audit Committee will be in keeping with the requirements of the Securities and Exchange Commission, the New York Stock Exchange (the "NYSE") and the American Institute of Certified Public Accountants.

Rules, Membership and Independence

  The purpose of the Audit Committee of the Board of Directors is to assist the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and reporting practices of the Company and to undertake other such actions as directed by the Board. The membership of the Committee shall consist of at least three directors who are generally knowledgeable in financial and auditing matters and should include at least one member with accounting or related financial management experience. Each member shall be free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment and shall meet the director independence requirements for serving on the Audit Committee as set forth in the corporate governance standards of the NYSE. The Committee is expected to maintain free and open communication (including private executive sessions at least semi-annually) with the independent auditors and the Management of the corporation. In discharging the oversight role, the Committee is empowered to investigate any matter brought to its attention with full power to retain outside counsel or other experts for this purpose.

  The Board of Directors shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Committee, including preparation of the agenda, presiding over meetings, making Committee assignments and reporting to the Board of Directors. The chairperson will also maintain regular liaison with the CEO, CFO and the lead independent audit partner.

Responsibilities

The Audit Committee's primary responsibilities include, but are not limited to, the following:

  . Recommending to the Board the independent auditors to be selected or retained to audit the financial statements of the corporation. In so doing, the Audit Committee will request from the auditors a written affirmation that the auditors are in fact independent, will discuss with the auditors any relationships that may impact the auditor's independence and recommend to the Board any action necessary to oversee the auditors' independence. The independent auditors are ultimately accountable to the Audit Committee and the Board. The Audit Committee and the Board of Directors have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors to be proposed for stockholder approval in a proxy statement).

  . Overseeing the independent auditors' relationship by discussing with the auditors the nature and rigor of the audit process, receiving and reviewing audit reports and providing the auditors full access to the Committee (and the Board) to report on any and all appropriate matters.

  . Reviewing the audited financial statements and discussing them with Management and the independent auditors. These discussions shall include consideration of the quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting including review of estimates, reserves and accruals; review of judgmental areas; review of audit adjustments whether or not recorded; and such other inquiries as may be appropriate. Based on the review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's annual report on Form 10-K.

  . Reviewing with Management and the independent auditors the quarterly financial information prior to the Company's filing of Form 10-Q. This review may be performed by the Audit Committee's chairperson.

  . Discussing with Management and the external auditors the quality and adequacy of the Company's internal controls.

  . Discussing with Management the status of pending litigation, taxation matters and other areas of oversight such as legal and compliance areas as may be appropriate.

  . Reporting Audit Committee activities to the full Board and issuing annually a report to be part of the proxy statement (including appropriate oversight and independence conclusions) for submission to the stockholders.

  .  Preparing and maintaining minutes of all Committee meetings.

  Notwithstanding anything contained in the Charter, it is understood that it not the responsibility of the Audit Committee:

  (1) to plan, direct or conduct audits;

  (2) to determine whether the Company's financial statements are complete and accurate and in accordance with generally accepted accounting principles;

  (3) to resolve disagreements between Management and the independent auditors; or

  (4) to ensure compliance with laws and regulations of the Company's Business Ethics Policy.

                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                             BUSH INDUSTRIES, INC.
                                 P.O. Box 460
                   One Mason Drive, Jamestown, NY 14702-0460
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                           OF BUSH INDUSTRIES, INC.

        The undersigned hereby appoints Paul S. Bush and Robert L. Ayres as Proxies, each with the power to appoint his substitute, and hereby authorizes either of them to represent and to vote, as designated hereon, all the shares of Class A Common Stock of Bush Industries, Inc. held of record by the undersigned on March 26, 2001, at the Annual Meeting of Stockholders to be held on May 17, 2001 at 10:00 a.m., or any adjournment(s) thereof.

        THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP, AS THE COMPANY'S INDEPENDENT AUDITORS, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.


                          (Continued on reverse side)
--------------------------------------------------------------------------------
                           - FOLD AND DETACH HERE -

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned               Please mark
Class A Common Stockholder. If no direction is made, this proxy will be voted FOR the following Proposals:       your votes as  [X]
                                                                                                                 indicated in
                                                                                                                 this example

1. ELECTION OF DIRECTORS                           PAUL A. BENKE, JERALD D. BIDLACK, DAVID G. DAWSON, ROBERT E. HALLAGAN,
                                                   ERLAND E. KAILBOURNE
      FOR all nominees         WITHHOLD
      listed (except as       AUTHORITY            (INSTRUCTION: To withhold authority to vote for any individual nominee, write
        marked to the      to vote for all         that nominee's name in the space provided below.)
          contrary)        nominees listed
            [ ]                  [ ]               _________________________________________________________________________________


2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE           TO ACT UPON SUCH OTHER MATTER OR MATTERS WHICH MAY PROPERLY
LLP, TO ACT AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE            COME BEFORE THE MEETING OR ANY ADJOURNMENT OR ADJOURNMENTS
FISCAL YEAR ENDING DECEMBER 29, 2001.                                THEREOF.

             FOR      AGAINST      ABSTAIN
             [ ]        [ ]          [ ]


                                                                     This proxy should be marked, dated and signed by the stock-
                                                            ___      holder(s) exactly as his or her name appears hereon, and
                                                               |     returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both must sign.

                                                                     Dated: ________________________________________________, 2001


                                                                     _____________________________________________________________
                                                                     Signature

                                                                     _____________________________________________________________
                                                                     Signature


------------------------------------------------------------------------------------------------------------------------------------
                                                         FOLD AND DETACH HERE